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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Commission File No. 333-96289


                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated February 18, 2000

                              TUCKER ANTHONY SUTRO

                         ------------------------------


This prospectus supplement supplements the prospectus of Freedom Securities Corporation (predecessor company of Tucker Anthony Sutro) dated February 18, 2000 (the "Prospectus"), relating to the resale of up to 1,389,358 shares of our common stock, par value $.01 per share. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used but not otherwise defined in this prospectus supplement have the meanings specified in the Prospectus.

                         ------------------------------

                                 June 8, 2000


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         Since the date of the Prospectus, Timothy P. Sullivan, one of the selling stockholders named in the "Selling Stockholders" table in the Prospectus, has donated a portion of his shares of our common stock to a foundation that was not named as a selling stockholder in the Prospectus. This donee has requested that it be included as a selling stockholder in the Prospectus. Accordingly, the "Selling Stockholders" table of the Prospectus is supplemented by the information in the table below to include the donee with respect to the shares that were given to it, as indicated below. The total number of shares of our common stock offered by the Prospectus, as supplemented by this prospectus supplement, remains unchanged.


                                         SHARES                                     SHARES
                                      BENEFICIALLY         SHARES OFFERED        BENEFICIALLY
                                     OWNED PRIOR TO            BY THIS            OWNED AFTER
SELLING STOCKHOLDER                  THE OFFERING(1)         PROSPECTUS          THE OFFERING
-------------------                  ---------------       --------------        ------------
William, Katherine and
 Thomas Foundation, Inc......            7,000                  7,000                 0



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(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of January 31, 2000 (or, as to the Selling Stockholder added by this prospectus supplement, within 60 days of May 31, 2000).